Exhibit 5.2

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

February 1, 2017

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan 48084

Re:	$125,000,000 of 2.75% Convertible Senior Notes due 2022 of Horizon Global Corporation

Ladies and Gentlemen:

We have acted as counsel for Horizon Global Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of $125,000,000 aggregate principal amount of the Company’s 2.75% Convertible Senior Notes due 2022 (the “Convertible Notes”) convertible into cash, shares of common stock, par value $0.01 per share, of the Company (the “Conversion Shares”) or a combination of cash and Conversion Shares, pursuant to the Underwriting Agreement, dated as of January 26, 2017 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named in Exhibit A thereto. The Convertible Notes will be issued pursuant to the Indenture, dated as of February 1, 2017 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 1, 2017 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Convertible Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

2. The Conversion Shares initially issuable upon conversion of the Convertible Notes have been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Convertible Notes pursuant to the terms of the Indenture, will be validly issued, fully paid and nonassessable.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Horizon Global Corporation

February 1, 2017

For purposes of the opinion expressed in paragraph 1, we have assumed that the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about February 1, 2017, for incorporation by reference into the Registration Statement on Form S-3 (File No. 333-215178) filed on December 19, 2016 (the “Registration Statement”) and declared effective by the Securities Exchange Commission (the “Commission”) on January 3, 2017 and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day